Exhibit 10.69

FORM OF AMENDMENT

TO THE

NON-QUALIFIED STOCK OPTION AGREEMENT

WHEREAS, ARAMARK Holdings Corporation (the “Company”) has granted options to purchase common stock of the Company (“Options”) pursuant to that certain Non-Qualified Stock Option Agreement (the “Option Agreement”) pursuant to the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan, as amended, as in effect prior to its subsequent amendment and restatement (and as amended and restated, the “Plan”), and all capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Option Agreement; and

WHEREAS, Article 10 of the Plan authorizes the Committee (as such term is defined in the Plan) to amend the terms of outstanding Options so long as such amendment does not materially impair the rights of the holder of such Options; and

WHEREAS, in anticipation of an IPO, the Committee has determined that it is in the best interest of the Company to provide for an additional vesting opportunity with respect to the Performance-Based Options in connection with the IPO based on the achievement of certain performance targets, for the benefit of the Optionee; and

WHEREAS, the Company by resolution of the Committee has duly approved such amendment set forth below.

NOW, THEREFORE, the Option Agreement is hereby amended as follows:

1. Section 4(b) of the Option Agreement is hereby amended by adding the following new Section 4(b)(iii) after the end of Section 4(b)(ii) and before Section 4(c):

“(iii) Notwithstanding Sections 4(b)(i) and 4(b)(ii), and in addition thereto, if an IPO occurs prior to the expiration of any unvested Performance-Based Options pursuant to Section 4(c):

(A) if the Optionee is still employed with the Company on the date of the IPO, with respect to any then-unvested Performance-Based Options that did not become vested in respect of any Missed Year pursuant to Section 4(b)(i) or otherwise (the “Missed Year Options”), fifty-percent (50%) of such Missed Year Options (with such fifty percent (50%) covering first, those Missed Year Options related to the earliest Missed Year, and thereafter each consecutive subsequent Missed Year until such fifty percent (50%) of Missed Year Options is achieved) shall become Vested Options at such date if the initial per Share price offered for sale to the public at the time of the IPO equals or exceeds US $20.00 (the “IPO Pricing Target”) and shall, on and after the date of the IPO, for all purposes under this Agreement, be treated as then vested Time-Based Options; and

(B) if (I) during the period beginning with the date of the IPO and ending on the last day of the eighteenth calendar month following the calendar month in which the IPO occurs, the closing trading price per Share over any twenty (20) consecutive trading-day period equals or excess US $25.00 (such 20-day period during which such trading price target is achieved, the “Trading Period”) and (II) the Optionee is still employed with the Company as of the first calendar day following the Trading Period, then, on such calendar day, one hundred percent (100%) of any then-unvested Missed Year Options (to the extent such Options, following the IPO, have not otherwise become Vested Options pursuant to Section 4(b)(iii)(A) above or otherwise) shall become Vested Options and shall, on and after such calendar day, for all purposes under this Agreement, be treated as then vested Time-Based Options; and

(C) in the event of a Special Termination or a Qualifying Termination (as defined below), any installments of unvested Missed Year Options outstanding as of the date of such applicable Termination of Relationship shall (to the extent such unvested Performance-Based Options do not, in the case of a Special Termination, otherwise become Vested Options pursuant to Section 4(b)(ii)(E)) become Vested Options at such time(s) and to the extent that any such installments would have become Vested Options during the Special Termination Vesting Period or Qualifying Termination Vesting Period (as defined below), as applicable, pursuant to Section 4(b)(iii)(A) and/or (B) if no such Special Termination or Qualifying Termination (as applicable) had occurred. For purposes of this provision, a “Qualifying Termination” shall mean a Termination of Relationship by the Company other than (x) for Cause or (y) due to a Special Termination (whether occurring before, on or during the Qualifying Termination Vesting Period), and the “Qualifying Termination Vesting Period” shall mean the period commencing on the date hereof and ending on June 30, 2014.”

2. Section 4(c) of the Option Agreement is hereby amended by adding the phrase “or a Qualifying Termination, as applicable” immediately after the words “Special Termination”, and before the comma (“,”) thereafter, contained in the first line of such Section.

3. Section 7(c) of the Option Agreement is hereby amended and restated in its entirety as follows:

“(c) in the case of a Termination of Relationship other than (x) for Cause or (y) due to a Special Termination or a Qualifying Termination, the 90th day following the Termination of Relationship; and in the case of a Qualifying Termination, (i) with respect to any Time-Based Options and Performance-Based Options that are vested as of the Termination of Relationship, the 90th day following the Termination of Relationship, and (ii) with respect to any Performance-Based Option that becomes a Vested Option pursuant to Section 4(b)(iii)(C), the 90th day following the last Vesting Date (if any) that occurs during the Qualifying Termination Vesting Period; and”

4. This amendment is effective as of                     , 2013.

[Signature on next page.]

IN WITNESS WHEREOF, this amendment is hereby executed on behalf of the Company on this              day of                     , 2013.

ARAMARK HOLDINGS CORPORATION

By:
Name:
Title:

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